EXHIBIT 99.4

ALLY FINANCIAL LEASE TRUST 20    -SN   SERVICING AGREEMENT

BETWEEN

ALLY FINANCIAL LEASE TRUST

AND

ALLY FINANCIAL INC.,

AS SERVICER AND CUSTODIAN

DATED AS OF [            ], 20

(continued)

i

(continued)

ii

(continued)

iii

AFLT 20    -SN   SERVICING AGREEMENT

THIS AFLT 20    -SN   SERVICING AGREEMENT, dated as of [            ], 20    (this “Servicing Agreement” or this “Agreement”), between ALLY FINANCIAL LEASE TRUST, a Delaware statutory trust formerly known as Central Originating Lease Trust II (“AFLT”), and ALLY FINANCIAL INC., a Delaware corporation (“Ally Financial”), as servicer (the “Servicer”) and custodian (the “Custodian”).

WHEREAS, Deutsche Bank Trust Company Delaware, as AFLT Owner Trustee (the “AFLT Owner Trustee”), has entered into the Declaration of Trust, dated as of March 23, 2012, as amended by Amendment No. 1 thereto, dated as of December 19, 2013 (as it may be further amended, modified or otherwise supplemented from to time, the “Declaration of Trust”), and acknowledged, accepted and agreed by Central Originating Lease II LLC, a Delaware limited liability company (“COL II LLC”), as Residual Certificateholder;

WHEREAS, the AFLT Owner Trustee and COL II LLC, as the Residual Certificateholder, are entering into the AFLT Supplement to the Declaration of Trust, dated as of the date hereof, to segregate the AFLT Lease Assets into a separate Series Portfolio of Lease Assets under the Declaration of Trust;

WHEREAS, simultaneously herewith Ally Financial (in its capacity as seller of the Lease Assets, the “Seller”), and AFLT are entering into an AFLT 20    -SN   Sale and Contribution Agreement, dated as of the date hereof (as it may be amended, supplemented or modified from time to time, the “Sale and Contribution Agreement”), pursuant to which Ally Financial shall sell, transfer and assign, as of the Closing Date, to AFLT without recourse all of its right, title and interest in and to the Lease Assets;

WHEREAS, in connection with such sale, transfer and assignment of the Lease Assets, the Sale and Contribution Agreement provides that AFLT shall simultaneously enter into an agreement pursuant to which AFLT shall revocably appoint the Custodian as custodian of the Lease Asset Files pertaining to the Lease Assets;

WHEREAS, in connection with such sale, transfer and assignment, AFLT desires for the Custodian to act as custodian of the Lease Assets;

WHEREAS, AFLT and the AFLT Indenture Trustee are entering into the AFLT Indenture, dated as of the date hereof, to provide for the issuance of the Secured Notes; and

WHEREAS, the parties desire to enter into this Agreement to provide for, among other things, the servicing of Lease Assets by the Servicer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. Capitalized terms used in this Agreement are defined in and shall have the meanings assigned to them in Part I of Appendix A to the Trust Sale and Administration Agreement, dated as of [            ], 20    , by and among Capital Auto Receivables LLC, Ally Financial and Capital Auto Receivables Asset Trust 20    -SN   or, if not defined therein, shall have the meanings assigned to them in the AFLT Program Definitions attached as Exhibit I to the Declaration of Trust. All references herein to “this Agreement” are to this Servicing Agreement as it may be amended, supplemented or otherwise modified from time to time.

ARTICLE II

ADMINISTRATION AND SERVICING OF LEASE ASSETS

SECTION 2.01 Duties of the Servicer.

(a) The Servicer is hereby appointed and authorized to act as agent for AFLT pursuant to this Agreement and in such capacity shall manage, service, administer and make collections on and dispositions of the Lease Assets in accordance with this Agreement and each other applicable AFLT Transaction Document, with reasonable care, using that degree of skill and attention that the Servicer exercises with respect to comparable automotive leases that it services for itself or others. Each of the Secured Noteholders and the AFLT Certificateholder, by acceptance of a Secured Note or the AFLT Certificate, as the case may be, shall be deemed to authorize the Servicer to service, administer and make payments on its Secured Note or its AFLT Certificate as provided herein. The Servicer hereby accepts such appointment and authorization and agrees to perform the duties of Servicer set forth herein with respect to the Lease Assets.

(b) The Servicer’s duties with respect to the Lease Assets shall include collecting and posting of all payments, responding to inquiries of Lessees, investigating delinquencies, remarketing returned Leased Vehicles, sending billing statements or coupon books to Lessees, reporting required tax information (if any) to Lessees, policing the Leased Vehicles, monitoring the status of insurance policies with respect to the Lessees and the Leased Vehicles, accounting for collections and furnishing monthly and annual statements to AFLT with respect to distributions, generating federal income tax information, giving, on a timely basis, any required notices or instructions to the AFLT Owner Trustee under the Declaration of Trust, giving any required instructions to VAULT under the VAULT Trust Agreement and performing the other duties specified herein or in any other AFLT Transaction Document. Subject to the provisions of this Agreement, the Servicer shall follow its Customary Servicing Practices and shall have full power and authority, acting alone, to do any and all things in connection with such managing, servicing, administering and collecting that it may deem necessary or desirable.

(c) Without limiting the generality of the foregoing, the Servicer is hereby designated by AFLT as the true and lawful attorney and agent for and on behalf of AFLT, with full power and authority to perform any and all acts related to managing, servicing, administering and collecting any part of the AFL Trust Estate and any and all acts otherwise required or permitted to be performed by the Servicer under this Agreement and the other AFLT Transaction

Documents and is hereby authorized and empowered by AFLT to execute and deliver, in its own name or on behalf of AFLT, or both of them, as the case may be, any and all instruments of satisfaction, extension or cancellation, or of partial release or discharge, and all other comparable instruments, with respect to Lease Assets. The Servicer also has the right, power and authority to designate in writing other Persons as true and lawful attorneys and agents for and on behalf of AFLT to do anything that the Servicer has the power to do under this Agreement and the other AFLT Transaction Documents; provided, however, that notwithstanding any such designation, the Servicer shall remain liable for the performance of the duties and obligations of the Servicer hereunder and thereunder.

(d) In addition, the Servicer shall have the full power and authority to do or cause to be done any and all things in connection with the servicing and administration of the Lease Assets that the Servicer may deem necessary or desirable in connection with arranging for the sale or other liquidation of the Leased Vehicles upon its receipt of possession thereof. In connection with any such sale or other liquidation of any such Leased Vehicle, other than any sale directly or indirectly of such Leased Vehicle to the related Lessee in accordance with the related Lease, the Servicer shall use commercially reasonable efforts to maximize the Sale Proceeds received in connection with the sale or other liquidation of any such Leased Vehicle; provided, however, that the Servicer shall have no liability to AFLT or the Further Holders in connection with any sale or other liquidation of a Leased Vehicle to the extent the Servicer arranges for such sale or other liquidation of such Leased Vehicle in accordance with its Customary Servicing Practices.

(e) The Servicer is hereby authorized (i) to commence, in its own name or in the name of AFLT, a legal proceeding, whether through judicial or non-judicial process, to enforce a defaulted Lease Asset as contemplated by Section 2.05, to enforce all obligations of AFLT under this Agreement and the other AFLT Transaction Documents or (ii) to commence or participate in a legal proceeding (including a voluntary or involuntary bankruptcy or liquidation proceeding) relating to or involving a Lease Asset. If the Servicer commences or participates in such a legal or liquidation proceeding in its own name, AFLT shall thereupon be deemed to have automatically assigned such Lease Asset to the Servicer immediately prior to any such legal or liquidation proceeding for purposes of commencing or participating in any such proceeding as a party or claimant, and the Servicer is hereby authorized and empowered by AFLT to execute and deliver in the Servicer’s name any notices, demands, claims, complaints, responses, affidavits or other documents or instruments in connection with any such proceeding. AFLT shall furnish the Servicer with any powers of attorney and other documents and take any other steps which the Servicer may deem necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties under this Agreement and the other AFLT Transaction Documents. If in any enforcement suit or legal proceeding it is held that the Servicer may not enforce a Lease Asset on the grounds that it is not a real party in interest or a holder entitled to enforce such Lease Asset, the AFLT Owner Trustee shall, at the Servicer’s expense, take such steps as the Servicer deems necessary to enforce such Lease Asset, including bringing such suit or proceeding in the AFLT Owner Trustee’s name.

(f) Notwithstanding the sale of any Lease Assets under the Sale and Contribution Agreement, the Servicer shall continue to act as the Collateral Agent, having the rights and obligations described in Article VII of the Receivables Servicing Agreement, on behalf of AFLT or any holder of a Secured Note as though AFLT or such holder were the “Owner” under the Receivables Servicing Agreement, to be the secured party of record on certificates of title and for the other purposes specified therein.

SECTION 2.02 Collection of Monthly Lease Payments and Pull Ahead Payment.

(a) The Servicer shall make commercially reasonable efforts to collect all payments called for under the terms and provisions of the Leases as and when the same shall become due in accordance with the Servicer’s Customary Servicing Practices; provided, however, that any waiver, extension or modification of the terms of any Lease shall be granted by the Servicer solely (i) pursuant to a Pull Ahead Program in accordance and upon full compliance with the Pull Ahead Funding Agreement or (ii) in accordance with Section 2.11; and provided, further, that the Servicer shall have no obligation to collect any payments required under any Administrative Lease Asset or Warranty Lease Asset following AFLT’s receipt of the related Administrative Purchase Payment or Warranty Payment, as applicable.

(b) If Ally Financial, in its capacity as agent for any Lease OEM, or any Lease OEM, institutes a Pull Ahead Program, the Servicer shall permit a Lessee under a Lease to participate in such Pull Ahead Program, and the Servicer shall modify such Lease by accepting the Pull Ahead Payment from Ally Financial in lieu of receiving all or a portion of the remaining Monthly Lease Payments from the related Lessee, if (but only if) the conditions to participation specified in the proviso to the first sentence of Section 2.01 of the Pull Ahead Funding Agreement have been satisfied. On the first business day of each Monthly Period, the Servicer (if the Servicer is not Ally Financial) shall notify the Pull Ahead Agent of the identity of all Lease Assets that have become Pull Ahead Lease Assets during the immediately preceding Monthly Period and the total amount of Pull Ahead Payments paid and remaining to be paid with respect to each such Pull Ahead Lease Asset. If Ally Financial, as agent for any Lease OEM, does not timely deposit all Pull Ahead Payments in the AFLT Collection Account, the Servicer (including any successor servicer) shall use commercially reasonable efforts to collect any such unpaid Pull Ahead Payments from the applicable Lease OEM. Consistent with the foregoing, only the Servicer (or any replacement servicer or delegate of the Servicer) shall be entitled to modify the Lease related to any Pull Ahead Lease Asset; provided, however, that any such modification shall be subject to and consistent with the provisions of this Agreement and the AFLT Transaction Documents. Consistent with the foregoing, and notwithstanding anything to the contrary contained in this Agreement or any other Transaction Document, the Lease OEMs shall have no right (and the Servicer shall not allow any Lease OEMs) to waive, extend or modify any provision of any Lease, whether in connection with a Pull Ahead Program or otherwise. In connection with any Pull Ahead Lease Asset, the Servicer shall charge the related Lessee any applicable Excess Wear and Excess Mileage Charges in accordance with the related Lease and the Servicer’s Customary Servicing Practices, and the Servicer shall deposit any amounts received from the related Lessee on account thereof into the AFLT Collection Account in accordance with Article III of this Agreement.

(c) Upon the return of a Leased Vehicle to a Dealer following the expiration or termination of the related Lease, the Servicer shall cause the Dealer or an independent third party to inspect such Leased Vehicle to ascertain whether Excess Wear and Excess Mileage Charges are due and whether there is a need for any repairs, and shall cause the Dealer or an independent third party to deliver a vehicle condition report to the Servicer. The Servicer shall require the Lessee to pay the Excess Wear and Excess Mileage Charges for each Leased Vehicle in accordance with the terms of the applicable Lease.

SECTION 2.03 Collection and Application of Security Deposits.

(a) The Servicer shall separately account for any Security Deposit related to the Lease Assets remitted to it as agent and bailee for AFLT, and shall apply the proceeds of such Security Deposits in accordance with applicable law, its Customary Servicing Practices and the Leases, including that the Servicer shall use the Security Deposit in respect of any defaulted Lease for the payment of any amount resulting from the related Lessee’s default or failure to pay all amounts required to be paid under such Lease and any Excess Wear and Excess Mileage Charges.

(b) In any Monthly Period in which a Lease becomes a Liquidating Lease Asset, the Servicer shall deposit into the AFLT Collection Account in accordance with Section 3.04 of this Agreement, to the extent permitted by such Lease and applicable law, an amount equal to the lesser of (i) the related Security Deposit and (ii) any amount to which the related Security Deposit shall apply in accordance with such Lease and applicable law, and such amount shall become part of the AFLT Collections on such Lease Asset for such Monthly Period. The remainder of the related Security Deposit for any such Lease Asset, after the deposit of the amounts, if any, referenced in the preceding sentence, shall be returned to the related Lessee by the Servicer; provided, however, that the Servicer may separately account for a Security Deposit (including any interest therein) until the Lessee has repaid all other charges owed under such Lease. As additional servicing compensation and as part of its Supplemental Servicing Fee, the Servicer shall also be entitled to the earnings from the investment of Security Deposits retained as and to the extent permitted by applicable law and the applicable Lease and to the extent not required to be paid to the Lessees.

SECTION 2.04 Voluntary Early Terminations. If under any Lease the Lessee exercises its option to terminate such Lease prior to its Scheduled Lease End Date, the Servicer shall, on behalf of AFLT, give instructions to VAULT to convey title to the related Leased Vehicle to the Person purchasing the related Leased Vehicle. If neither the Lessee nor the Dealer purchases the related Leased Vehicle, the Servicer shall, as soon as reasonably practicable, consign such Leased Vehicle to a motor vehicle wholesale or retail dealer for resale, sell such Leased Vehicle at a private or public sale or take other commercially reasonable actions in order to dispose of such Leased Vehicle. In connection with the sale of any Leased Vehicle in accordance with this Section 2.04, the Servicer shall, on behalf of AFLT, give instructions to VAULT to convey title to such Leased Vehicle to the purchaser thereof.

SECTION 2.05 Realization Upon Liquidating Lease Assets. The Servicer shall use commercially reasonable efforts, consistent with its Customary Servicing Practices, to repossess or otherwise comparably gain control of any Leased Vehicle that it has reasonably determined should be repossessed or otherwise controlled following a default under the related Lease. The Servicer shall follow its Customary Servicing Practices, which practices, policies and procedures may include, among other things, exercising commercially reasonable efforts to realize upon any recourse to any Dealers, consigning a Leased Vehicle to a motor vehicle wholesale or retail dealer for resale, selling such Leased Vehicle at a public or private sale and taking other actions in order to realize upon such Lease and/or Leased Vehicle. The Servicer is authorized to commence legal proceedings with respect to a Lease Asset in its own name or in the name of AFLT. In connection with the sale of any Leased Vehicle in accordance with this Section 2.05, the Servicer shall, on behalf of AFLT, give instructions to VAULT to convey title to such Leased Vehicle to the purchaser thereof. The Servicer is hereby authorized to exercise its discretion consistent with its Customary Servicing Practices and the terms of the AFLT Transaction Documents, in servicing the Liquidating Lease Assets so as to maximize the net collection of those Liquidating Lease Assets, including the discretion to choose to sell or not to sell any of the Liquidating Lease Assets on behalf of AFLT.

SECTION 2.06 Scheduled Expiration of Leases. At the Scheduled Lease End Date for each Lease (or, with respect to any Extended Lease, the date to which such Scheduled Lease End Date has been extended), if the Lessee elects to exercise its option under such Lease to purchase the related Leased Vehicle, the Servicer shall determine whether the Dealer that originated such Lease or AFLT will sell the Leased Vehicle to the Lessee. If the Dealer is to sell the Vehicle to the Lessee, upon receipt of the purchase price for such Leased Vehicle from the Dealer and upon direction from the Dealer, the Servicer shall give, on behalf of AFLT, instructions to VAULT to convey title to such Leased Vehicle to the Lessee. If AFLT is to sell the Leased Vehicle to the Lessee, upon receipt of the Lessee Purchase Amount, the Servicer shall give, on behalf of AFLT, instructions to VAULT to convey title to such Vehicle to the Lessee. If the Lessee does not exercise its option to purchase the related Leased Vehicle at the Scheduled Lease End Date (or, with respect to any Extended Lease, the date to which such Scheduled Lease End Date has been extended), the Servicer shall determine if a dealer will purchase such Leased Vehicle. If a dealer elects to purchase the related Leased Vehicle, upon receipt of the purchase price for such Leased Vehicle from such dealer, the Servicer shall, on behalf of AFLT, give instructions to VAULT to convey title to such Leased Vehicle to such dealer. If neither the Lessee nor a dealer purchases the related Leased Vehicle, the Servicer shall, as soon as reasonably practicable, consign such Leased Vehicle to a wholesale or retail motor vehicle dealer for resale, sell such Leased Vehicle at a private or public sale or take other commercially reasonable actions in order to dispose of such Leased Vehicle. In connection with the sale of any Leased Vehicle in accordance with this Section 2.06, the Servicer shall give, on behalf of AFLT, instructions to VAULT to convey title to such Leased Vehicle to the purchaser thereof.

SECTION 2.07 Payment and Reimbursement of Liquidation Expenses.

(a) In connection with the repossession or sale of any Leased Vehicle, the Servicer shall be entitled, if such Leased Vehicle shall have sustained any damage, to expend funds in connection with any repair or towards the repossession of such Leased Vehicle if it has determined in its discretion that such repair and/or repossession shall increase the proceeds of liquidation of the Leased Vehicle and related Lease by an amount greater than the amount of such expenses.

(b) The Servicer shall be entitled to be reimbursed for the amount of any Liquidation Expenses it has paid with respect to each Lease Asset at such time as the related Leased Vehicle has been sold or otherwise disposed of by the Servicer in accordance with Section 3.03(b)(iii)(B).

SECTION 2.08 Maintenance of Insurance Policies. The Servicer shall, in accordance with its Customary Servicing Practices, require that each Lessee shall have obtained all insurance required to be obtained by the Lessee under the applicable Lease. The Servicer shall, in accordance with its Customary Servicing Practices, monitor such insurance with respect to each Lease to the extent required by its Customary Servicing Practices. If a Lessee under any Lease Asset fails to obtain or maintain any insurance required under the related Lease, the Servicer shall act in accordance with its Customary Servicing Practices.

SECTION 2.09 Maintenance of Enforceable Ownership Interest, Beneficial Ownership Interest and Security Interest in the Related Leased Vehicles. The Servicer shall, in accordance with its Customary Servicing Practices, take such steps as are necessary to (a) establish and maintain the enforceable ownership interest of VAULT in the Leased Vehicles related to the Lease Assets in accordance with the VAULT Trust Agreement, (b) establish and maintain AFLT’s beneficial ownership interest in the Leased Vehicles related to the Lease Assets in accordance with the VAULT Trust Agreement and (c) establish and maintain the perfection of the Secured Noteholders’ security interest in the Leased Vehicles related to the Lease Assets. Each Secured Noteholder, by its acceptance of a Secured Note, shall be deemed to authorize the Servicer to re-perfect such security interest on its behalf as may be needed from time to time.

SECTION 2.10 [RESERVED].

SECTION 2.11 Waivers, Modifications and Extensions on the Lease Assets.

(a) The Servicer may, in its discretion and in accordance with its Customary Servicing Practices: (i) waive any late payment charge or penalty interest provision or any other provision of any Lease; (ii) extend the term of any Lease and/or the due date for any payment due from the Lessee thereunder; (iii) modify any provision of any Lease; (iv) accept extended performance under any Lease; and (v) take any other action to waive, extend or modify any of the obligations of the Lessee under any Lease; provided, however, that the Servicer shall not grant any such waiver, extension or modification or take any other action if such waiver, extension, modification or other action would (A) impair the enforceable ownership interest of VAULT, the beneficial ownership interest of AFLT, the lien of the Secured Noteholders in the related Leased Vehicle or the lien of the AFLT Indenture Trustee for the ratable benefit of the Secured Noteholders in such Lease, (B) reduce the aggregate dollar amount of the Monthly Lease Payments due under any Lease Asset, (C) extend the term of any Lease Asset beyond the last day of the sixth Monthly Period immediately preceding the Final Maturity Date, or (D) modify the amounts due from the Lessee upon the termination of any Lease, except that the Servicer may reduce or otherwise modify the Lessee Purchase Amount under any Lease Asset to the extent that the Servicer has determined, in its discretion, that the reduction of such Lessee Purchase Amount, or other modification in accordance with its Customary Servicing Practices, is reasonably likely to maximize the Sale Proceeds received by the Servicer in connection with the sale or other liquidation of the related Leased Vehicle; and provided, further, that the foregoing provisions shall not prohibit the Servicer’s waiver of the Lessee’s payment of all or a portion of the remaining Monthly Lease Payments with respect to any Pull Ahead Lease Asset pursuant to Section 2.02(b).

(b) Notwithstanding any waiver, extension, modification or other action taken by the Servicer with respect to a Lease in accordance with Section 2.11(a), the Servicer may (but shall not be obligated to) make Monthly Payment Advances and Residual Advances in accordance with Section 3.06 and shall calculate the ABS Value of such Lease Asset as if such waiver, extension, modification or other action had not occurred.

SECTION 2.12 Covenants, Representation and Warranties of Servicer.

(a) The Servicer covenants, with respect to each Lease Asset, that from and after the Closing Date:

(i) Legal Title to Vehicles. Except as otherwise expressly contemplated by this Agreement and the VAULT Trust Agreement, the Servicer shall maintain VAULT as the legal title holder of the related Leased Vehicles;

(ii) No Impairment. The Servicer shall do nothing to impair the rights of AFLT or the Further Holders in and to such Lease Asset and shall not create or permit to exist on any Lease Asset any Lien that arises from any act or omission of the Servicer or with respect to which the Servicer has any payment liability; provided, however, that the foregoing covenant shall not limit or impair the Servicer’s right to receive payments owing to it hereunder, including repayment of Advances made pursuant to the terms hereof;

(iii) Liens in Force. Except as contemplated in this Agreement, the Servicer shall not release in whole or in part any related Leased Vehicle from the security interest securing the related Lease Asset; and

(iv) Payment of Sales and Use Tax Amounts and Other State Tax Covenants. The Servicer shall use commercially reasonable efforts to pay all amounts it has received from the Lessee under such Lease Asset with respect to Sales and Use Tax Amounts to the applicable taxing authorities as the same shall become due and payable under applicable law. Upon having actual knowledge of any Lien of any applicable State taxing authority upon such Lease Asset, the Servicer shall use commercially reasonable efforts to cause such Lease Asset to be released from such Lien.

(b) The Servicer hereby represents and warrants, as of the Closing Date:

(i) Organization and Good Standing. The Servicer has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

(ii) Due Qualification. The Servicer is duly qualified to do business as a foreign entity in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the Lease Assets) requires or shall require such qualification.

(iii) Power and Authority. The Servicer has the power and authority to execute and deliver this Agreement and to carry out its terms, including the power, authority and legal right to service the Lease Assets, and the execution, delivery and performance of this Agreement have been duly authorized by the Servicer by all necessary corporate action.

(iv) Valid Sale; Binding Obligation. This Agreement, when duly executed and delivered, shall constitute a legal, valid and binding obligation of the Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(v) No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms of this Agreement shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the certificate of incorporation or by-laws (or similar organizational documents) of the Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than pursuant to this Agreement or violate any law or, to the best of the Servicer ‘s knowledge, any order, rule or regulation applicable to the Servicer of any court or of any federal or State regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Servicer or any of its properties.

(vi) No Proceedings. To the Servicer’s knowledge, there are no proceedings or investigations pending or threatened before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Servicer or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (C) seeking any determination or ruling that might materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement.

SECTION 2.13 Purchase of Lease Assets Upon Breach of Covenant. Upon discovery by the Servicer, the AFLT Owner Trustee or any Further Holder of a breach of any of the covenants set forth in Sections 2.09 and 2.12(a) that materially and adversely affects any Lease Asset, the party discovering such breach shall give prompt written notice to the others. As of the last day of the second Monthly Period following its discovering or receiving notice of such breach (or, at the Servicer’s election, the last day of the first Monthly Period following such discovery or receipt of notice), the Servicer shall, unless it shall have cured such breach in all material respects, purchase from AFLT any Lease Asset materially and adversely affected by such breach and, on or prior to the related Distribution Date, the Servicer shall deposit into the AFLT Collection Account the Administrative Purchase Payment, and shall be entitled to receive the Released Administrative Amount, if any. The obligation of the Servicer to purchase any

Lease Asset with respect to which such a breach has occurred and is continuing shall, if such obligation is fulfilled, constitute the sole remedy against the Servicer for such breach available to AFLT or the Further Holders.

Upon payment of the Administrative Purchase Payment with respect to any Administrative Lease Asset pursuant to this Section 2.13, AFLT shall assign to the Servicer, without recourse, representation or warranty, all of AFLT’s right, title and interest in and to such Lease Asset, all monies due thereon, proceeds from insurance policies to the extent relating to such Lease Asset or the related Lessee and the interests of AFLT in rebates of premiums and other amounts relating to insurance policies to the extent relating to such Lease Asset and any documents relating thereto, such assignment being an assignment outright and not for security; and the Servicer shall thereupon own the same free of all further obligation to AFLT and the Further Holders with respect thereto. The Servicer shall then release its claim for reimbursement of the portion of any Outstanding Advances made with respect to such Administrative Lease Asset.

SECTION 2.14 Basic Servicing Fees; [Additional Servicing Fees;] Supplemental Servicing Fees; Payment of Certain Expenses by Servicer.

(a) On each Distribution Date, the Servicer (or its designee) shall receive Basic Servicing Fees [and Additional Servicing Fees] out of the Available Distribution Amount in respect of the Lease Assets. The Servicer (or its designee) shall receive the Supplemental Servicing Fee from any other amounts on account thereof collected by the Servicer hereunder when and as paid without any obligation to AFLT or any Further Holder and shall have no obligation to deposit any such amount in the AFLT Collection Account. To the extent that any amount of Supplemental Servicing Fees shall be held in the AFLT Collection Account or any other account established hereunder or under any other CARAT Transaction Document or AFLT Transaction Document, such amount shall be withdrawn therefrom and paid to the Servicer (or its designee) upon presentation of a certificate signed by a Responsible Officer of the Servicer setting forth, in reasonable detail, the amount of such Supplemental Servicing Fees.

(b) The Servicer shall pay from its own funds (including Basic Servicing Fees [and Additional Servicing Fees] paid to it but excluding any property in the AFL Trust Estate) all expenses incurred by it in connection with its activities under this Agreement and the other AFLT Transaction Documents, including (i) fees and expenses of the AFLT Owner Trustee under Section 6.9 of the Declaration of Trust and under each Series Supplement, (ii) fees and expenses of the AFLT Indenture Trustee under the AFLT Indenture, (iii) fees and expenses of the VAULT Trustee under the VAULT Trust Agreement, (iv) fees and disbursements of independent accountants retained in connection with this Agreement, (v) taxes imposed on the Servicer, expenses incurred in connection with distributions and reports by the Servicer or on its behalf to the Secured Noteholders or the AFLT Certificateholder, (vi) any Liquidation Expenses with respect to the Lease Assets in accordance with Section 2.07(a), and (vii) all other fees and expenses not expressly stated under this Agreement to be for the account of the Secured Noteholders or the AFLT Certificateholder; provided, however, that the Servicer shall be entitled to reimbursement in accordance with Section 2.07(b) and 3.03(b)(iii)(B) for any Liquidation Expenses incurred with respect to the Lease Assets.

SECTION 2.15 Servicer’s Certificate. On each Determination Date, the Servicer shall deliver a Servicer’s Certificate to the Further Holders and the Rating Agencies (if any Rated Notes are outstanding). The Servicer’s Certificate shall contain the following information with respect to the Lease Assets and the Secured Notes for the following Distribution Date and the related Monthly Period:

(i) the aggregate amount on deposit in the Payment Ahead Servicing Account, the aggregate amount of Applied Payments Ahead for such Distribution Date and the aggregate amount of Payments Ahead as of the last day of the related Monthly Period and the change in such amount from the last day of the preceding Monthly Period;

(ii) the aggregate amount of Outstanding Advances after taking into account all withdrawals and deductions on such Distribution Date;

(iii) the amount of AFLT Collections for the related Monthly Period;

(iv) the Basic Servicing Fee [and Additional Servicing Fee] payable to the Servicer with respect to the related Monthly Period;

(v) the amount, if any, to be withdrawn from the Reserve Account on such Distribution Date;

(vi) the Reserve Account Available Amount on such Distribution Date (after giving effect to any withdrawals to be made on such date) and the Reserve Account Required Amount on such Distribution Date;

(vii) the number and Aggregate ABS Value of all Lease Assets at the close of business on the last day of the second preceding Monthly Period, the number and Aggregate ABS Value of all Lease Assets at the close of business on the last day of the related Monthly Period and the amount of the Aggregate Noteholders’ Principal Distributable Amount for such Distribution Date;

(viii) the Secured Note Rate;

(ix) the aggregate Secured Note Monthly Accrued Interest for the related Monthly Period;

(x) the Aggregate Secured Note Interest Distributable Amount for such Distribution Date;

(xi) the Secured Note Principal Distributable Amount for such Distribution Date;

(xii) the Secured Note Principal Balance for each Secured Note;

(xiii) the Aggregate Secured Note Principal Balance of the Secured Notes after giving effect to all distributions to be made on such Distribution Date;

(xiv) the CARAT Collection Account Shortfall Amount, if any;

(xv) updated pool composition information as of the end of the Monthly Period, such as weighted average implied lease rate, weighted average life, weighted average remaining term, prepayment amounts, turn-in rates and residual value realization rates;

(xvi) delinquency and loss information for the period and any material changes in determining or defining delinquencies, charge-offs and uncollectible accounts;

(xvii) the aggregate Warranty Payments;

(xviii) the aggregate Administrative Purchase Payments;

(xix) the Aggregate Residual Losses during the related Monthly Period;

(xx) material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures used to acquire or select the Lease Assets, if any; and

(xxi) all other amounts required to determine the amounts, if any, to be deposited into or paid from each of the AFLT Collection Account, the Reserve Account and the Payment Ahead Servicing Account.

SECTION 2.16 Annual Statement as to Compliance; Notice of Servicer Default.

(a) The Servicer shall, at its expense, deliver to the AFLT Indenture Trustee and the AFLT Owner Trustee, on or before March 15 of each year beginning March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day), an officer’s certificate signed by an Authorized Officer of the Servicer dated as of December 31 of the immediately preceding year, in each instance stating that (i) a review of the activities of the Servicer during the preceding 12-month period (or, with respect to the first such certificate, such period as shall have elapsed from the Closing Date to the date of such certificate) and of the Servicer’s performance under this Agreement has been made under such officer’s supervision, and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement, in all material respects, throughout such period, or, if there has been a default in the fulfillment of any such obligation, in any material respect, specifying each such default known to such officer and the nature and status thereof. A copy of such certificate, once delivered, may be obtained by any Secured Noteholder or the AFLT Certificateholder by a request in writing to the AFLT Indenture Trustee or the AFLT Owner Trustee, respectively, addressed to the applicable Corporate Trust Office.

(b) The Servicer shall deliver to AFLT and the Issuing Entity, on or before March 15 of each year, beginning on March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day), a report regarding the Servicer’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB.

(c) The Servicer shall deliver to the Further Holders and the Rating Agencies (if any Rated Notes are outstanding) promptly after having obtained knowledge thereof, but in no event later than five Business Days thereafter, written notice in an officer’s certificate of any event which with the giving of notice or lapse of time, or both, unless cured, would become a Servicer Default.

(d) The Servicer shall prepare, execute and deliver all certificates or other documents required to be delivered by AFLT pursuant to the Sarbanes-Oxley Act of 2002 or the rules and regulations promulgated pursuant thereto.

SECTION 2.17 Annual Report of Assessment of Compliance with Servicing Criteria: Lease Assets.

(a) The Servicer shall cause a firm of independent certified public accountants, who may also render other services to the Servicer or its Affiliates, to deliver to the Further Holders, the AFLT Indenture Trustee and the AFLT Owner Trustee, on or before March 15 of each year beginning March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day), a report (each, a “Report of Assessment of Compliance with Servicing Criteria”) delivered to the Board of Directors of the Servicer with respect to the Lease Assets which AFLT owned during the immediately preceding calendar year. Each Report of Assessment of Compliance with Servicing Criteria shall satisfy the requirements of Rule 13a-18 or Rule 15d-18 under the Exchange Act and Item 1122 of Regulation AB, as applicable, on the assessment of compliance with Servicing Criteria with respect to the prior calendar year (or such shorter period as has elapsed since the Closing Date). The certificates and reports referred to in Section 2.16(a), Section 2.16(b) and this Section 2.17(a) shall be delivered within 120 days after the end of each calendar year if the Issuing Entity is no longer required to file periodic reports under the Exchange Act or any other law, beginning             , 20    .

(b) A copy of the Report of Assessment of Compliance with Servicing Criteria received pursuant to Section 2.17(a) shall be delivered by the Servicer to the AFLT Indenture Trustee, the AFLT Owner Trustee, the CARAT Indenture Trustee and the CARAT Owner Trustee on or before March 15 of each year beginning March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day).

(c) A copy of the Report of Assessment of Compliance with Servicing Criteria may be obtained by any Noteholder or CARAT Certificateholder by a request in writing to AFLT or the Issuing Entity addressed to the Corporate Trust Office of the AFLT Owner Trustee or the CARAT Owner Trustee with a copy addressed to the Corporate Trust Office of the AFLT Indenture Trustee or the CARAT Indenture Trustee, as applicable.

SECTION 2.18 Access to Certain Documentation and Information Regarding Lease Assets. The Servicer shall provide to the Further Holders reasonable access to the documentation regarding the Lease Assets. In each case, such access shall be afforded without charge but only upon reasonable request and during normal business hours at offices of the Servicer designated by the Servicer containing such records. Nothing in this Section 2.18 shall derogate from the obligation of the Servicer to observe any applicable law prohibiting disclosure of information regarding Lessees, and the failure of the Servicer to provide access as provided in this Section 2.18 as a result of such obligation shall not constitute a breach of this Section 2.18.

SECTION 2.19 Lease Assets Schedule. The Servicer shall maintain, and shall furnish to any of the Further Holders upon request, a schedule in electronic form identifying each Lease and related Leased Vehicle that is a Lease Asset (the “Lease Assets Schedule”). The Lease Assets Schedule shall be updated promptly to reflect the termination of any Lease Asset and the removal of any Lease Asset, including any Liquidating Lease Asset, Administrative Lease Asset or Warranty Lease Asset. If the Servicer, during a Monthly Period, assigns to a Lease Asset an account number that differs from the account number previously identifying such Lease Asset on the Lease Assets Schedule, the Servicer shall amend the Lease Assets Schedule by the related Distribution Date to report the newly assigned account number. Each such amendment shall list all new account numbers assigned to Lease Assets during such Monthly Period and shall show by cross reference the prior account numbers identifying such Lease Asset on the Lease Assets Schedule. Upon request of any of the Further Holders, the Servicer shall prepare a reconciliation of the current Lease Assets Schedule to the last Lease Assets Schedule furnished to any such Further Holders before such request indicating the removal of Leases and the related Leased Vehicles from the Lease Assets.

SECTION 2.20 Additional Servicer Duties. The Servicer shall:

(a) maintain or cause to be maintained the books of AFLT on a calendar year basis on the accrual method of accounting and in compliance with Section 3804(a) of the Statutory Trust Act with respect to the separate holding and accounting for the Lease Assets in the 20    -SN   Series;

(b) (i) on behalf of AFLT, prepare and file all State, local and federal tax returns required to be filed by AFLT, if any; (ii) send the Secured Noteholders any statements required by State or local tax law; (iii) send to the applicable AFLT Certificateholder the statements required by federal tax law; and (iv) cause all taxes required to be paid by AFLT under federal, State or local law to be paid (provided that the Servicer shall have no obligation to pay any taxes required to be paid by AFLT other than taxes that are covered by the indemnification provided by the Servicer in Section 5.01(a)(i));

(c) on behalf of AFLT and VAULT, obtain all licenses, permits and sales tax exemptions necessary for AFLT and VAULT to conduct the activities contemplated by the AFLT Transaction Documents;

(d) take such actions as are necessary to assure that AFLT is at all times in compliance with all applicable laws, rules, regulations and orders of all Governmental Authorities;

(e) prepare and file all documents (if any) required to be filed by AFLT under federal and State securities laws, including any reports or other documents required to be filed by AFLT pursuant to Section 7.3 of the AFLT Indenture;

(f) maintain all records relating to the Secured Notes, including all records relating to the issuance, ownership and payment of the Secured Notes;

(g) exercise the rights and perform the obligations of the Servicer as are set forth in the Declaration of Trust and the AFLT 20    -SN   Supplement to the Declaration of Trust with respect to the AFLT Certificates, including cooperating with the AFLT Owner Trustee in enforcing compliance with the transfer restrictions applicable to the transfer and exchange of the AFLT Certificates, making a determination as to whether such transfer or exchange complies with such transfer restrictions (or waiving compliance), preparing the AFLT Certificates for execution and authentication by the AFLT Owner Trustee upon initial issuance, transfer and exchange and providing the AFLT Owner Trustee with written instructions as to the satisfaction of transfer restrictions with respect to the AFLT Certificates; and

(h) pay costs associated with the appointment of a successor AFLT Indenture Trustee under the AFLT Indenture and the appointment of a successor AFLT Owner Trustee under the Declaration of Trust, in each case, from amounts in the AFL Trust Estate, perform all the duties of AFLT under the AFLT Transaction Documents, including making all calculations and preparing for execution by AFLT or the AFLT Owner Trustee or causing the preparation by other appropriate Persons of all such documents, reports, filings, instruments, certificates, notices and opinions as it shall be the duty of AFLT or the AFLT Owner Trustee to prepare, file or deliver pursuant to the AFLT Transaction Documents (including without limitation, all reports, statements and other information required to be delivered to the AFLT Certificateholder pursuant to applicable federal, State and local laws), and at the request of the AFLT Owner Trustee taking all appropriate actions that it is the duty of AFLT or the AFLT Owner Trustee to take pursuant to the AFLT Transaction Documents. Furthermore, in accordance with the direction of the AFLT Owner Trustee, the Servicer shall administer, perform or supervise the performance of such other activities in connection with the Lease Assets and the AFLT Transaction Documents as are not covered by any of the foregoing provisions and as are expressly requested by the AFLT Owner Trustee and are reasonably within the capability of the Servicer.

SECTION 2.21 Transfers of Legal Title to Vehicle. If Ally Financial is both the Servicer under this Agreement and under the VAULT Trust Agreement, subject to Section 8.02, Ally Financial may cause transfers of legal title to the Leased Vehicles required to be made under this Agreement without delivering the notices or complying with the formalities required by the VAULT Trust Agreement.

ARTICLE III

ESTABLISHMENT OF ACCOUNTS;

DISTRIBUTIONS AND COLLECTIONS

SECTION 3.01 Establishment of AFLT Collection Account and Payment Ahead Servicing Account.

(a) (i) The Servicer, for the benefit of the Secured Noteholders, shall establish and maintain in the name of the AFLT Indenture Trustee an Eligible Deposit Account known as the Ally Financial Lease Trust 20    -SN   Collection Account (the “AFLT Collection Account”), bearing an additional designation clearly indicating that the funds deposited therein are held for the benefit of the Further Holders.

(ii) The Servicer, for the benefit of the Lessees, shall establish and maintain in the name of the AFLT Indenture Trustee an Eligible Deposit Account known as the Ally Financial Lease Trust 20    -SN   Payment Ahead Servicing Account (the “Payment Ahead Servicing Account”). The Payment Ahead Servicing Account shall not be property of AFLT.

(b) (i) Each of the AFLT Accounts shall be Eligible Deposit Accounts initially established with the AFLT Indenture Trustee and maintained by the Servicer. At any time after the Closing Date, the Servicer, upon 30 days written notice to the AFLT Indenture Trustee or other Account Holder, shall have the right to instruct the AFLT Indenture Trustee or other Account Holder to transfer any or all of the AFLT Accounts to another Eligible Institution designated by the Servicer in such notice. No AFLT Account shall be maintained with an Account Holder if the short-term unsecured debt obligations of such Account Holder cease to have the Required Deposit Rating (except that any AFLT Designated Account may be maintained with an Account Holder even if the short-term unsecured debt obligations of such Account Holder do not have the Required Deposit Rating, if such Account Holder maintains such AFLT Designated Account in a segregated account in its corporate trust department). Should the short-term unsecured debt obligations of an Account Holder no longer have the Required Deposit Rating, then the Servicer shall, within 10 Business Days (or such longer period, not to exceed 30 calendar days as to which each Rating Agency shall consent), with the AFLT Indenture Trustee’s assistance as necessary, cause each affected AFLT Account (A) to be moved to an Account Holder that is an Eligible Institution or (B) with respect to the AFLT Designated Accounts only, to be moved to a segregated account in the corporate trust department of the Account Holder. All amounts held in AFLT Accounts shall, to the extent permitted by applicable laws, rules and regulations, be invested, at the written direction of the Servicer, by such Account Holder in Eligible Investments. Such written direction shall constitute certification by the Servicer that any such investment is authorized by this Section 3.01. Such direction may be a standing direction to invest all funds from time to time on deposit in an account in a particular Eligible Investment until subsequent notice from the Servicer. If the Servicer has not provided such prior written direction to the Account Holder, the Account Holder shall invest uninvested funds in [INSERT FUND NAME] so long as such fund shall constitute an Eligible Investment. Investments in Eligible Investments shall be made in the name of the AFLT Indenture Trustee or its nominee or assignee and, unless otherwise permitted by the Rating Agencies (if any Rated Notes are outstanding), may not be sold or disposed of prior to their maturity; provided, however, that Eligible Investments held in the Reserve Account may be sold or disposed of prior to their maturity so long as (x) the Servicer directs the AFLT Indenture Trustee to make such sale or disposition, and (y) the Eligible Investments are sold at a price equal to or greater than the unpaid principal balance thereof. Investment Earnings on funds deposited in the AFLT Accounts shall be payable to the Servicer as Supplemental Servicing Fees. Neither the AFLT Owner Trustee nor the AFLT Indenture Trustee shall have any liability for any loss on Eligible Investments, nor shall the AFLT Owner Trustee or the AFLT Indenture Trustee have any liability for transferring funds in or to the AFLT Accounts based on written instructions of the Servicer. Each Account Holder holding an AFLT Account as provided in this Section 3.01(b) shall be a “Securities Intermediary.” If a Securities Intermediary shall be a Person other than the AFLT Indenture Trustee, the Servicer shall obtain the express agreement of such Person to the obligations of the Securities Intermediary set forth in this Section 3.01 and an Opinion of Counsel that such Person can perform such obligations, and the Servicer shall send a copy of such agreement and Opinion of Counsel to the AFLT Indenture Trustee.

(c) With respect to the AFLT Designated Account Property, each of the Account Holder and the Servicer, as applicable, hereby agrees that:

(i) any AFLT Designated Account Property that is held in deposit accounts shall be held solely in Eligible Deposit Accounts; and each such Eligible Deposit Account shall be subject to the exclusive custody and control of the Designated Account Owner, and the Designated Account Owner or the Servicer on its behalf shall have sole authority to direct payments with respect thereto;

(ii) any AFLT Designated Account Property that constitutes Physical Property shall be delivered to the Designated Account Owner in accordance with paragraph (i) of the definition of “Delivery” and shall be held, pending maturity or disposition, solely by the Designated Account Owner or a securities intermediary (as such term is defined in 8-102(a)(14) of the UCC) acting solely for the Designated Account Owner;

(iii) any AFLT Designated Account Property that is a book-entry security held through the Federal Reserve System pursuant to federal book-entry regulations shall be delivered in accordance with paragraph (ii) of the definition of “Delivery” and shall be maintained by the Designated Account Owner, pending maturity or disposition, through continued book-entry registration of such AFLT Designated Account Property as described in such paragraph;

(iv) any AFLT Designated Account Property that is an “uncertificated security” (as such term is defined in 8-102(a)(18) of the UCC) and that is not governed by clause (iii) above shall be delivered to the Designated Account Owner in accordance with paragraph (iii) of the definition of “Delivery” and shall be maintained by the Designated Account Owner or its nominee or custodian, pending maturity or disposition, through continued registration of the Designated Account Owner’s (or its nominee’s or custodian’s) ownership of such security;

(v) each Account Holder shall maintain each item of AFLT Designated Account Property in the particular AFLT Designated Account to which such item originated and shall not commingle items from different AFLT Designated Accounts; and

(vi) the Servicer agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments (including any UCC financing statements or this Agreement) as may be necessary in order to perfect the interests of the Designated Account Owner in the AFLT Designated Account Property including to promptly execute, deliver and file any financing statements, amendments, continuation statements, assignments, certificates and other documents with respect to such interests and to perform all such other acts as may be necessary in order to perfect or to maintain the perfection of the Designated Account Owner’s security interest.

(d) The Servicer shall have the power, revocable by the AFLT Indenture Trustee, to make withdrawals and payments from the AFLT Designated Accounts for the purpose of permitting the Servicer or the AFLT Indenture Trustee to carry out their respective duties.

(e) The AFLT Indenture Trustee shall possess all right, title and interest in and to all funds on deposit from time to time in the AFLT Designated Accounts and in all proceeds thereof (except Investment Earnings). Except as otherwise provided herein, or in the AFLT Indenture, the AFLT Designated Accounts shall be under the exclusive dominion and control of the AFLT Indenture Trustee for the benefit of the Secured Noteholders and the AFLT Indenture Trustee shall have sole signature power and authority with respect thereto.

(f) The AFLT Indenture Trustee, each Account Holder and each other Eligible Institution with whom an AFLT Designated Account is maintained waives any right of set-off, counterclaim, security interest or bankers’ lien to which it might otherwise be entitled.

(g) At any time that the Monthly Remittance Condition is satisfied, then (x) Payments Ahead need not be remitted to and deposited in the Payment Ahead Servicing Account but instead may be remitted to and held by the Servicer and (y) the Servicer shall not be required to segregate or otherwise hold separate any Payments Ahead, but the Servicer shall be required to remit Applied Payments Ahead to the AFLT Collection Account in accordance with Section 3.03(b)(ii). The Servicer shall promptly notify the AFLT Indenture Trustee if the Monthly Remittance Condition ceases to be satisfied. Commencing with the first day of the first Monthly Period that begins at least two Business Days after the day on which the Monthly Remittance Condition ceases to be satisfied, the Servicer shall deposit in the Payment Ahead Servicing Account the amount of any Payments Ahead then held by it, and thereafter, for so long as the Monthly Remittance Condition continues to be unsatisfied, the Servicer shall deposit any additional Excess Payments in the Payment Ahead Servicing Account within two Business Days after receipt thereof. Notwithstanding the foregoing, if the Monthly Remittance Condition ceases to be satisfied the Servicer may utilize, with respect to any Payments Ahead then held by it and any additional Excess Payments that it may subsequently receive, an alternative remittance schedule (which may include a remittance schedule utilized by the Servicer at a time when the Monthly Remittance Condition was satisfied), if the Servicer provides the AFLT Indenture Trustee (x) written consent of the Secured Noteholders to such alternative remittance schedule and (y) the Rating Agency Condition is satisfied with respect to any Rated Notes. The AFLT Indenture Trustee shall be deemed to have no knowledge of any Servicer Default unless such trustee has received notice of such event or circumstance from the Seller, the Servicer, or the Secured Noteholders or unless a Responsible Officer of the AFLT Indenture Trustee with knowledge hereof and familiarity herewith has actual knowledge of such event or circumstance.

SECTION 3.02 Reserve Account.

(a) The Servicer, for the benefit of the Secured Noteholders, shall establish and maintain in the name of the AFLT Indenture Trustee an Eligible Deposit Account known as the Ally Financial Lease Trust 20    -SN   Reserve Account (the “Reserve Account”), bearing an additional designation clearly indicating that the funds deposited therein are held for the benefit of the Further Holders, which shall include the money and other property deposited and held therein pursuant to this Section 3.02(a) and Section 3.03(c)(v). On the Closing Date, the purchasers of the Notes shall deposit an amount equal to the Reserve Account Initial Deposit in immediately available funds into the Reserve Account. The Reserve Account shall be a part of the AFL Trust Estate.

(b) After giving effect to all deposits into or withdrawals from the Reserve Account on any Distribution Date and except as otherwise directed in writing by the AFLT Certificateholder (in its sole discretion), the Servicer shall pay to the AFLT Certificateholder the Reserve Account Excess Amount on such Distribution Date.

SECTION 3.03 Distributions.

(a) On or before each Determination Date, the Servicer shall calculate the Available Distribution Amount, the Basic Servicing Fee, [the Additional Servicing Fee,] the Aggregate Noteholders’ Priority Principal Distributable Amount, the Noteholders’ Regular Principal Distributable Amount, the Reserve Account Required Amount, the Reserve Account Available Amount, the Secured Note Principal Balance for the Secured Notes, the Secured Note Monthly Accrued Interest, the Secured Note Interest Distributable Amount, the Secured Note Principal Distributable Amount, the CARAT Collection Account Shortfall Amount, if any, the aggregate Outstanding Advances and all other amounts required to determine the amounts, if any, to be deposited into or paid from each of the AFLT Collection Account, the Reserve Account and the Payment Ahead Servicing Account on or before the related Distribution Date. On or before each Determination Date, the Servicer shall deliver to the AFLT Indenture Trustee a written report specifying the amounts calculated by the Servicer pursuant to this Section 3.03(a). The AFLT Indenture Trustee shall be entitled to rely solely upon such report from the Servicer in making any and all transfers, withdrawals, deposits and distributions pursuant to this Section 3.03.

(b) (i) On or before each Distribution Date, the AFLT Indenture Trustee shall withdraw collections made during the related Monthly Period that constitute Excess Payments from the AFLT Collection Account (to the extent such amounts have not been retained by the Servicer pursuant to Section 3.01(g)) and pay such amounts to the Servicer, who shall retain such Excess Payments for its own account, or, if the Monthly Remittance Condition is not satisfied, the AFLT Indenture Trustee, upon written instruction of the Servicer, shall deposit such amounts into the Payment Ahead Servicing Account.

(ii) On or before each Distribution Date, the AFLT Indenture Trustee shall transfer from the Payment Ahead Servicing Account (or, if the Servicer is not required to make deposits to the Payment Ahead Servicing Account within two Business Days pursuant to Section 3.01(g), the Servicer shall deposit) to the AFLT Collection Account the aggregate Applied Payments Ahead for such Distribution Date.

(iii) On or before each Distribution Date, the AFLT Indenture Trustee shall withdraw from the AFLT Collection Account and pay to the Servicer an amount equal to the sum of (A) any Outstanding Advances with respect to which the Servicer is entitled to reimbursement pursuant to Section 3.06(c) or (d) (to the extent the Servicer has deposited such amounts into the AFLT Collection Account and to the extent the Servicer has not been previously reimbursed for any such Outstanding Advances pursuant to Section 3.05(a)), and (B) any Liquidation Expenses (and any unpaid Liquidation Expenses from prior periods) relating to the Lease Assets with respect to which the Servicer has sold or otherwise disposed of the related Leased Vehicle during or prior to the related Monthly Period (if the Servicer has not yet deducted such amounts from Sale Proceeds and has deposited such amounts into the AFLT Collection Account).

(iv) On each Distribution Date, the AFLT Indenture Trustee shall withdraw from the Reserve Account, and deposit into the AFLT Collection Account, an amount equal to the lesser of (I) the excess, if any, of (A) the sum, for such Distribution Date, of the amounts specified in clauses (i) through (iv) of Section 3.03(c), over (B) the excess of (i) the sum of (x) the AFLT Collections with respect to the Lease Assets on such Distribution Date, plus (y) the Applied Extended Lease Payment Amount for such Distribution Date, over (ii) the sum of (x) the amounts withdrawn from the AFLT Collection Account with respect to such Distribution Date pursuant to Section 3.03(b)(iii), plus (y) the Unapplied Extended Lease Payment Amount for such Distribution Date, and (II) the Reserve Account Available Amount on such Distribution Date.

(c) On each Distribution Date, after the withdrawals, deposits and transfers specified in Section 3.03(b) have been made, to the extent of the Available Distribution Amount for such Distribution Date, the AFLT Indenture Trustee shall make the following distributions from amounts deposited into the AFLT Collection Account in the following order of priority:

(i) first, to the Servicer, the Basic Servicing Fee for the related Monthly Period (to the extent such Basic Servicing Fee has not been retained by the Servicer pursuant to Section 3.04(b)) and any unpaid Basic Servicing Fees from any preceding Distribution Date;

(ii) second, to the Secured Noteholders, pro rata based on the Secured Note Interest Distributable Amount due on each Secured Note, the Secured Note Interest Distributable Amount due on each Secured Note on such Distribution Date;

(iii) third, to the Secured Noteholders, pro rata based on the Secured Note Principal Balance of each Secured Note, the Secured Note Principal Distributable Amount payable on the Secured Notes on such Distribution Date;

(iv) fourth, to the CARAT Collection Account, the CARAT Collection Account Shortfall Amount, if any, for such Distribution Date;

(v) fifth, to the Reserve Account, an amount necessary to cause the Reserve Account Available Amount (after giving effect to any withdrawal from the Reserve Account pursuant to Section 3.03(b)(iv) on such Distribution Date) to equal the Reserve Account Required Amount on such Distribution Date (or such greater amount that COL II LLC, in its sole discretion, may have directed the Servicer in writing with respect to such Distribution Date); [and]

(vi) sixth, [to the Servicer, an amount equal to the Additional Servicing Fee, if any, on such Distribution Date; and]

(vii) seventh,] [to the AFLT Indenture Trustee for reimbursement of any costs associated with the replacement of the Servicer and the appointment of a successor Servicer under Section 6.03 of this Agreement;] and

(viii) [eighth,] the remainder shall be distributed in accordance with the instructions of the AFLT Certificateholder delivered from time to time.

(d) The parties hereto hereby agree that this Section 3.03 shall supersede Section 4.1 of the VAULT Trust Agreement with respect to the Lease Assets.

SECTION 3.04 AFLT Collections.

(a) If the Monthly Remittance Condition is not satisfied, commencing with the first day of the first Monthly Period that begins at least two Business Days after the day on which the Monthly Remittance Condition ceases to be satisfied, the Servicer shall remit to the AFLT Collection Account all AFLT Collections (and to the Payment Ahead Servicing Account, all Payments Ahead in accordance with Section 3.01(g)) received within two Business Days after receipt thereof; provided, however, that the Servicer shall deposit into the AFLT Collection Account any Pull Ahead Payments it receives from Ally Financial, as agent for the Lease OEMs, pursuant to Section 2.02(b) on the same day as such payments are received. Notwithstanding the foregoing, if the Monthly Remittance Condition is unsatisfied, the Servicer may utilize an alternative remittance schedule (which may include a remittance schedule utilized by the Servicer at a time when the Monthly Remittance Conditions was satisfied), if the Servicer provides the AFLT Indenture Trustee (x) written instruction to follow such alternative remittance schedule and (y) Rating Agency Condition is satisfied with respect to any Rated Notes. At all times when the Monthly Remittance Condition is satisfied, the Servicer (i) shall not be required to segregate or otherwise hold separate any AFLT Collections and Payments Ahead received on the Lease Assets and (ii) shall remit an amount equal to the AFLT Collections received during a Monthly Period to the AFLT Collection Account in immediately available funds on or before the related Distribution Date.

(b) Notwithstanding anything to the contrary contained in this Agreement, for so long as the Monthly Remittance Condition has been satisfied, the Servicer shall be permitted to retain the Basic Servicing Fee and any Payments Ahead and reimbursement for any Outstanding Advances and shall deposit into the AFLT Collection Account on each Distribution Date only the AFLT Collections received by the Servicer on the Lease Assets during the related Monthly Period net of amounts to be distributed to or retained by the Servicer on account of the Basic Servicing Fee, any Excess Payments and reimbursement of any Outstanding Advances on the following Distribution Date. The Servicer shall, however, account for all AFLT Collections as if all of the deposits and distributions described herein were made individually.

SECTION 3.05 Application of AFLT Collections. For the purposes of this Agreement and the other AFLT Transaction Documents, all AFLT Collections with respect to a Lease Asset for each Monthly Period shall be applied by the Servicer no later than the related Distribution Date as follows:

(a) With respect to each Lease Asset (other than an Administrative Lease Asset, a Warranty Lease Asset or an Extended Lease), payments by or on behalf of the Lessee that are not Supplemental Servicing Fees, Excluded Amounts or Sales and Use Tax Amounts shall be applied first to reduce any Outstanding Advances made pursuant to this Agreement with respect to such Lease Asset. Second, the amount of any such payments that are not Supplemental Servicing Fees, Excluded Amounts or Sales and Use Tax Amounts in excess of any such Outstanding Advances with respect to such Lease Asset shall be applied to the Monthly Lease Payment with respect to such Lease Asset. With respect to any Lease Asset and any Monthly Period, the “Excess Payment” shall equal the excess, if any, of (x) the amount of the payments made by or on behalf of the related Lessee and received during such Monthly Period (other than any prepayment in full in connection with a termination of the related Lease prior to its Scheduled Lease End Date) that are not Supplemental Servicing Fees, Excluded Amounts, Sales and Use Tax Amounts or Applied Payments Ahead, over (y) the amounts applied with respect to such Lease Asset pursuant to the two preceding sentences. If the amounts applied under the first two sentences of this Section 3.05(a) shall be less than the Monthly Lease Payment, whether as a result of any extension granted to the Lessee or otherwise, then an amount equal to the Applied Payments Ahead, if any, with respect to such Lease Asset shall be applied by the Servicer to the extent of the shortfall, and the Payments Ahead with respect to such Lease Asset shall be reduced accordingly.

(b) With respect to each Administrative Lease Asset and Warranty Lease Asset, payments by or on behalf of the Lessee shall be applied in the same manner in accordance with Section 3.05(a), except that any Released Administrative Amount or Released Warranty Amount shall be remitted to the Servicer or the Seller, as applicable. Any Warranty Payment shall be applied to reduce any Outstanding Advances and such Warranty Payment or Administrative Purchase Payment, as applicable, shall be applied to the Monthly Lease Payment, in each case to the extent that the payments by or on behalf of the Lessee shall be insufficient, and then to prepay such Lease Asset in full.

(c) With respect to each Extended Lease, payments by or on behalf of the Lessee that are not Supplemental Servicing Fees, Excluded Amounts or Sales and Use Tax Amounts shall be applied first to reduce any Outstanding Advances made pursuant to this Agreement with respect to such Lease Asset. Second, the amount of any such payments that are not Supplemental Servicing Fees, Excluded Amounts or Sales and Use Tax Amounts in excess of any such Outstanding Advances with respect to such Extended Lease shall be applied to the Extended Lease Payment with respect to such Extended Lease.

SECTION 3.06 Advances.

(a) Subject to the following sentence, with respect to each Monthly Period and each Lease (other than an Administrative Lease Asset, a Warranty Lease Asset or an Extended Lease), if there is a shortfall in the Monthly Lease Payment remaining after application of the Applied Payments Ahead pursuant to Section 3.05(a), the Servicer in its sole discretion may (but shall have no obligation to) advance an amount equal to such shortfall (such amount, a “Monthly Payment Advance”) on the second Business Day of the following Monthly Period or, if the Monthly Remittance Condition is satisfied, on the Business Day preceding the related Distribution Date. The Servicer may make a Monthly Payment Advance in respect of a Lease only to the extent that the Servicer, in its sole discretion, shall determine that such Monthly Payment Advance shall be recoverable from subsequent collections or recoveries on such Lease Asset.

(b) With respect to each Monthly Period and each Lease (i) which terminated by reason of having reached its Scheduled Lease End Date 120 days or more prior to the last day of such Monthly Period, and (ii) for which the related Leased Vehicle has not been sold during or prior to such Monthly Period, the Servicer, in its sole discretion, may (but shall have no obligation to) advance, on the second Business Day of the following Monthly Period or, if the

Monthly Remittance Condition is satisfied, on the related Distribution Date, an amount (the “Residual Advance”) equal to the lesser of (x) the Lease Residual for the related Leased Vehicle, reduced, in the case of any Lease Asset that is an Extended Lease, by the aggregate amount of any Extended Lease Payments on such Lease Asset received by the Servicer since the Scheduled Lease End Date of such Lease Asset, and (y) the amount that the Servicer, in its sole discretion, has estimated shall be recoverable from the sale or other disposition of the Leased Vehicle related to such Lease.

(c) The Servicer shall be reimbursed for Outstanding Advances with respect to a Lease Asset from subsequent AFLT Collections and recoveries received with respect to such Lease Asset.

(d) If the sources specified in Section 3.06(c) are insufficient to reimburse all Outstanding Advances with respect to a Lease upon collection of all amounts expected by the Servicer to be collected with respect to such Lease and the related Leased Vehicle, then the Servicer shall be entitled to reimbursement of any remaining Outstanding Advances with respect to such Lease from AFLT Collections and recoveries on any other Lease Assets.

ARTICLE IV

CUSTODY OF THE LEASE FILES

SECTION 4.01 Appointment of Custodian; Acknowledgment of Receipt. Subject to the terms and conditions hereof, AFLT hereby appoints Ally Financial as the Custodian, and Ally Financial hereby accepts such appointment, to act as agent of AFLT, to maintain custody of the following documents or instruments which shall be constructively delivered to AFLT with respect to each Lease Asset:

(a) the fully executed original of the Lease for such Lease Asset;

(b) documents evidencing or related to any insurance policy covering the related Leased Vehicle;

(c) the original application of each Lessee, fully executed by each Lessee on a form that meets the Seller’s customary origination standards;

(d) where permitted by law, the original certificate of title (as soon as it is received) and otherwise such documents, if any, that the Seller keeps on file in accordance with its customary procedures indicating that title to the Leased Vehicle is in the name of VAULT and an interest as first lienholder or secured party is in the name of either the Seller or the Servicer; and

(e) any and all other documents that the Seller keeps on file in accordance with its customary procedures relating to the Lease for such Lease Asset, the Leased Vehicle or the related Lessee, including any written modifications or extensions of the related Lease.

The items described in clauses (a) through (e) above are referred to collectively as the “Lease Asset Files.”

The Custodian acknowledges that AFLT has pledged the Leased Vehicles related to the Lease Assets to the Secured Noteholders and has pledged the remainder of the AFLT Collateral to the AFLT Indenture Trustee under the AFLT Indenture for the equal and ratable benefit of the Secured Noteholders and agrees to hold the Lease Asset Files on behalf of the Further Holders. In performing its duties hereunder, the Custodian agrees to act with reasonable care, using that degree of skill and attention that the Custodian exercises with respect to files relating to comparable assets that the Custodian services and holds for itself or others. The Custodian hereby acknowledges receipt of the Lease Asset Files for each Lease Asset listed on the Lease Assets Schedule.

SECTION 4.02 Maintenance of Records. The Custodian agrees to maintain each Lease Asset File at one of its branch offices or with third party vendors as shall be deemed appropriate by the Custodian.

SECTION 4.03 Duties of Custodian.

(a) Safekeeping. The Custodian shall hold each Lease Asset File described herein on behalf of the Secured Noteholders and shall maintain such accurate and complete accounts, records and computer systems pertaining to each Lease Asset File described herein as shall enable the Secured Noteholders to comply with their respective obligations under this Agreement and the AFLT Transaction Documents. Each Lease Asset shall be identified as being owned by AFLT on the books and records of the Custodian. The Custodian shall maintain Lease Asset Files held by it under this Agreement in such a manner as shall enable the Servicer and the Custodian to verify the accuracy of the Custodian’s inventory and record keeping. The Custodian shall promptly report to AFLT and the AFLT Indenture Trustee any failure on its part to hold the related Lease Asset File as described herein and maintain its accounts, records and computer systems as herein provided and promptly take appropriate action to remedy any such failure.

(b) Access to Records. Subject to the Custodian’s security requirements applicable to its own employees having access to similar records held by the Custodian, the Custodian shall permit AFLT or the AFLT Indenture Trustee or any of their duly authorized representatives, attorneys or auditors to inspect the related Lease Asset Files described herein and the related accounts, records and computer systems maintained by the Custodian pursuant hereto at such times as AFLT or the AFLT Indenture Trustee may reasonably request.

(c) Release of Documents. The Custodian shall release any Lease Asset (and its related Lease Asset File) to AFLT, the Servicer or the AFLT Indenture Trustee, as appropriate, under the circumstances provided in this Agreement and the other AFLT Transaction Documents.

(d) Administration; Reports. In general, the Custodian shall attend to all non-discretionary details in connection with maintaining custody of the Lease Asset Files as described herein. In addition, the Custodian shall assist the Servicer generally in the preparation of routine reports to the Secured Noteholders, if any, or to regulatory bodies, to the extent necessitated by the Custodian’s custody of the Lease Asset Files described herein.

(e) Servicing. The Custodian is familiar with the duties of the Servicer, the servicing procedures and the allocation and distribution provisions (including those related to collections, losses and recoveries on the Lease Assets) set forth in this Agreement and the AFLT Transaction Documents and hereby agrees to maintain the Lease Asset Files in a manner consistent therewith. The Custodian further agrees to cooperate with the Servicer in the Servicer’s performance of its duties under this Agreement.

SECTION 4.04 Instructions; Authority to Act. The Custodian shall be deemed to have received proper instructions from AFLT with respect to the Lease Asset Files described herein upon its receipt of written instructions signed by an Authorized Officer of AFLT. A certified copy of a by-law or of a resolution of the appropriate governing body of AFLT (or, as appropriate, a trustee on behalf of AFLT) may be received and accepted by the Custodian as conclusive evidence of the authority of any such officer to act and may be considered as in full force and effect until receipt of written notice to the contrary. Such instructions may be general or specific in terms.

SECTION 4.05 Effective Period, Termination and Amendment; Interpretive and Additional Provisions. The rights and duties of the Custodian as described herein shall become effective as of the date hereof, shall continue in full force and effect until terminated as hereinafter provided, and may be amended as provided in Section 8.01. The rights and duties of the Custodian may be terminated by either the Custodian or AFLT by written notice to the other party and the consent of the holders of a majority of the outstanding principal amount of the Secured Notes, such termination to take effect no sooner than sixty (60) days after the date of such notice. Notwithstanding the foregoing, if Ally Financial resigns as Servicer or if all of the rights and obligations of the Servicer have been terminated in accordance herewith, the appointment of the Custodian shall immediately terminate. As soon as practicable after the termination of the Custodian pursuant to this Section 4.05, the Custodian shall deliver the Lease Asset Files described herein to AFLT or AFLT’s agent at such place or places as AFLT may reasonably designate.

SECTION 4.06 Indemnification by the Custodian. The Custodian agrees to indemnify AFLT and the Further Holders for any and all liabilities, obligations, losses, damages, payments, costs or expenses of any kind whatsoever that may be imposed on, incurred or asserted against AFLT or any Further Holder as a result of any act or omission of the Custodian in any way relating to the maintenance and custody by the Custodian of the Lease Assets Files, provided, however, that the Custodian shall not be liable to AFLT or any Further Holder, respectively, for any such amount resulting from the negligence, willful misfeasance or bad faith of AFLT or such Further Holder, respectively.

SECTION 4.07 Advice of Counsel. The Custodian and AFLT further agree that the Custodian shall be entitled to rely and act upon advice of counsel with respect to its performance under this Article IV and shall be without liability for any action reasonably taken pursuant to such advice, provided that such action is not in violation of applicable federal or State law.

SECTION 4.08 Limitation on Liability of the Custodian and Others.

(a) Neither the Custodian nor any of the directors or officers or employees or agents of the Custodian shall be under any liability to AFLT, the Secured Noteholders, the AFLT Certificateholders, or any successors or assigns of the foregoing, except as specifically provided in the AFLT Transaction Documents, for any action taken or for refraining from the taking of any action pursuant to the AFLT Transaction Documents or for reasonable errors in judgment; provided, however, that this provision shall not protect the Custodian or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of duties or by reason of a breach of its obligations and duties herein.

(b) Except as provided in the AFLT Transaction Documents, the Custodian shall not be under any obligation to appear in, prosecute or defend any proceeding that is not incidental to its duties to act as custodian of the Lease Assets and the other Sold Assets in accordance with the AFLT Transaction Documents and that in its opinion may involve it in any unreimbursed expense or liability; provided, however, that the Custodian may undertake any reasonable action that it may deem necessary or desirable in respect of the AFLT Transaction Documents and the rights and duties of the parties to the AFLT Transaction Documents and the interests of the Secured Noteholders and AFLT Certificateholders in the AFLT Transaction Documents. In such event, the legal expenses and costs for such action and any liability resulting therefrom shall be expenses, costs and liabilities of AFLT and the Custodian shall be entitled to be reimbursed therefor after the receipt of notice and invoice from the Custodian listing any such expense in reasonable detail.

ARTICLE V

THE SERVICER

SECTION 5.01 Liability of Servicer; Indemnities.

(a) The Servicer shall be liable in accordance with this Agreement only to the extent of the obligations in this Agreement specifically undertaken by the Servicer. Such obligations shall include the following:

(i) The Servicer shall indemnify, defend and hold harmless AFLT, the AFLT Indenture Trustee and the AFLT Owner Trustee from and against any taxes that may at any time be asserted against any such Person with respect to the transactions contemplated in the AFLT Transaction Documents, including any sales, use, gross receipts, general corporation, tangible personal property, privilege or license taxes (but not including any taxes asserted with respect to, and as of the date of, the sale of the Lease Assets to AFLT or the issuance and original sale of the AFLT Certificates or the Secured Notes, or asserted with respect to ownership of the Lease Assets, or federal or other income taxes arising out of distributions on the AFLT Certificates or Secured Notes, or any fees or compensation payable to any such Person) and costs and expenses in defending against the same;

(ii) The Servicer shall defend, indemnify and hold harmless AFLT, the AFLT Owner Trustee, the AFLT Indenture Trustee and each Further Holder (each of the foregoing, an “AFLT Indemnified Person”) from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of or resulting from the use or operation by the Lessee or by the Servicer or any Affiliate of the Servicer, of any Leased Vehicle related to a Lease Asset.

(iii) The Servicer shall indemnify, defend and hold harmless the AFLT Indemnified Persons from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of or was imposed upon any such AFLT Indemnified Person through the negligence, willful misfeasance or bad faith of the Servicer in the performance of its duties under the AFLT Transaction Documents, or by reason of reckless disregard of its obligations and duties under the AFLT Transaction Documents.

(iv) The Servicer shall indemnify, defend and hold harmless the AFLT Indenture Trustee, the AFLT Owner Trustee and their respective agents and servants from and against all costs, expenses, losses, claims, damages and liabilities arising out of or incurred in connection with (x) in the case of the AFLT Owner Trustee, the AFLT Indenture Trustee’s performance of its duties under the AFLT Indenture and any other AFLT Transaction Documents, (y) in the case of the AFLT Indenture Trustee, the AFLT Owner Trustee’s performance of its duties under the Declaration of Trust or (z) the acceptance, administration or performance by, or action or inaction of, the AFLT Owner Trustee or the AFLT Indenture Trustee, as applicable, of the trusts and duties contained in this Agreement or the other AFLT Transaction Documents, including the administration of the Trust Assets, except to the extent that such cost, expense, loss, claim, damage or liability: (A) is due to the willful misfeasance, bad faith or negligence (except for errors in judgment) of the Person indemnified, (B) to the extent otherwise payable to the AFLT Owner Trustee, arises from the AFLT Owner Trustee’s breach of any of its representations or warranties set forth in Section 6.6 of the Declaration of Trust or (C) to the extent otherwise payable to the AFLT Indenture Trustee, (x) arises from the AFLT Indenture Trustee’s breach of any of its representations or warranties set forth in the AFLT Indenture or (y) arises out of or is incurred in connection with the performance by the AFLT Indenture Trustee of the duties of successor Servicer hereunder.

(b) Indemnification under this Section 5.01 shall include reasonable fees and expenses of external counsel and expenses of litigation. If the Servicer has made any indemnity payments pursuant to this Section 5.01 and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the Servicer, without interest.

SECTION 5.02 Delegation of Duties. So long as Ally Financial acts as Servicer, the Servicer may, at any time without notice or consent, delegate any duties under this Agreement to any corporation or other Person more than 25% of the voting stock (or, if not a corporation, other voting interests) of which is owned, directly or indirectly, by General Motors or Ally Financial, in the aggregate. The Servicer may at any time perform specific duties as Servicer through sub-contractors who are in the business of servicing automotive-related receivables. No such delegation or sub-contracting shall relieve the Servicer of its responsibility with respect to such duties.

SECTION 5.03 Servicer Not to Resign. The Servicer shall not resign from the obligations and duties imposed on it by this Agreement as Servicer except upon determination that the performance of its duties under this Agreement is no longer permissible under applicable law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Further Holders and the AFLT Indenture Trustee. No such resignation shall become effective until and unless the AFLT Indenture Trustee or a successor Servicer shall have entered into a servicing agreement with AFLT, such agreement to have substantially the same provisions of this Agreement. AFLT shall not unreasonably fail to consent to such a servicing agreement. The resigning Servicer shall promptly provide notice of its resignation to each of the Further Holders.

SECTION 5.04 Limitation on Liability of Servicer and Others.

(a) Neither the Servicer nor any of the directors or officers or employees or agents of the Servicer shall be under any liability to AFLT or any AFLT Indemnified Person, except as specifically provided in the AFLT Transaction Documents or the CARAT Transaction Documents, for any action taken or for refraining from the taking of any action pursuant to any AFLT Transaction Document or CARAT Transaction Document, or for errors in judgment; provided, however, that this provision shall not protect the Servicer or any such Person against any liability that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of duties or by reason of reckless disregard of obligations and duties under any AFLT Transaction Document or CARAT Transaction Document. The Servicer and any director, officer or employee or agent of the Servicer may rely in good faith on the advice of counsel or on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising under the AFLT Transaction Documents or the CARAT Transaction Documents.

(b) The Servicer and any director, officer, employee or agent of the Servicer shall be reimbursed by (x) the AFLT Owner Trustee for any contractual damages, liability or expense incurred by reason of the AFLT Owner Trustee’s willful misfeasance, bad faith or gross negligence (except errors in judgment) in the performance of the AFLT Owner Trustee’s duties under this Agreement the AFLT Indenture or the Declaration of Trust or by reason of reckless disregard of its obligations and duties under the Servicing Agreement, the AFLT Indenture or the Declaration of Trust, and (y) the AFLT Indenture Trustee for any contractual damages, liability or expense incurred by reason of the AFLT Indenture Trustee’s willful misfeasance, bad faith or negligence (except errors in judgment) in the performance of the AFLT Indenture Trustee’s duties under this Agreement or any AFLT Transaction Documents or by reason of reckless disregard of its obligations and duties under the Servicing Agreement or any AFLT Transaction Documents. In no event, however, shall the AFLT Indenture Trustee or the AFLT Owner Trustee be liable to the Servicer for any damages in the nature of special, indirect or consequential damages, however styled, including lost profits.

(c) Except as provided in this Agreement, the Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Lease Assets in accordance with this Agreement and that in its opinion may involve it in any expense or liability; provided, however, that the Servicer may undertake any reasonable action that it may deem necessary or desirable in respect of this Agreement or any other AFLT Transaction Document and the rights and duties of the parties to this Agreement and the interests of the Further Holders under this Agreement. In such event, the reasonable legal expenses and costs for such action and any liability resulting therefrom shall be payable from collections received on the Lease Assets and the Servicer shall be entitled to reimbursement therefor.

ARTICLE VI

SERVICER DEFAULTS

SECTION 6.01 Servicer Defaults. Each of the following shall constitute a “Servicer Default”:

(a) any failure by the Servicer to deposit in any AFLT Collection Account any required payment or to direct the AFLT Indenture Trustee to make any required distributions from the AFLT Designated Accounts under any Transaction Document, which failure continues unremedied for a period of five (5) Business Days after the earlier of (x) the date on which written notice is received by the Servicer from the AFLT Owner Trustee or AFLT Indenture Trustee and (y) discovery of such failure by an officer of the Servicer;

(b) any failure on the part of the Servicer to duly observe or perform in any material respect any other covenants or agreements of the Servicer set forth in this Agreement (other than Section 2.12(c)), which failure (i) materially and adversely affects the rights of the Secured Noteholders, and (ii) continues unremedied for a period of ninety (90) days after the earlier of (x) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer and (y) discovery of such failure by an officer of the Servicer;

(c) the entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator for the Servicer, in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of ninety (90) consecutive days; or

(d) the consent by the Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Servicer or of or relating to substantially all of its property; or the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

Notwithstanding the foregoing, there shall be no Servicer Default where a Servicer Default would otherwise exist under clause (a) above for a period of ten (10) Business Days or under clause (b) for a period of sixty (60) days if the delay or failure giving rise to the default was caused by an act of God or other similar occurrence. Upon the occurrence of any of those events, the Servicer shall not be relieved from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and the Sale and Contribution Agreement and the Servicer shall provide the AFLT Indenture Trustee, the AFLT Owner Trustee, COL II LLC and the CARAT Indenture Trustee, as holder of the Secured Notes, prompt notice of that failure or delay by it, together with a description of its efforts to so perform its obligations.

SECTION 6.02 Consequences of a Servicer Default.

(a) If a Servicer Default has occurred and is continuing, the AFLT Indenture Trustee may terminate all of the rights and obligations of the Servicer under this Agreement, but any such termination shall not relieve the Servicer for any liability that accrued prior to such termination. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Lease Assets or otherwise, shall pass to and be vested in the AFLT Indenture Trustee pursuant to and under this Section 6.02. The AFLT Indenture Trustee is authorized and empowered by this Agreement to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement of the Lease Assets and related documents, or otherwise. The Servicer agrees to cooperate with the AFLT Indenture Trustee in effecting the termination of the responsibilities and rights of the Servicer under this Agreement, including the transfer to the AFLT Indenture Trustee for administration by it of all cash amounts that shall at the time be held by the Servicer for deposit, or have been deposited by the Servicer, in the AFLT Accounts or thereafter received with respect to the Lease Assets and all Payments Ahead that shall at that time be held by the Servicer or deposited in the Payment Ahead Servicing Account.

(b) The termination of the Servicer under Section 6.02(a) shall also result in the termination of (i) the Custodian under this Agreement in respect of Lease Assets and (ii) the Administrator under the Trust Sale and Administration Agreement and the Pooling and Administration Agreement.

SECTION 6.03 AFLT Indenture Trustee to Act; Appointment of Successor.

(a) On and after the time the rights and obligations of the Servicer are terminated pursuant to Section 6.02, the AFLT Indenture Trustee shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for in this Agreement, and shall be subject to all the responsibilities, restrictions, duties and liabilities relating thereto placed on the Servicer by the terms and provisions of this Agreement. As compensation therefor, the AFLT Indenture Trustee shall be entitled to such compensation as the Servicer would have been entitled to under this Agreement if no such notice of termination had been given, including the Basic Servicing Fee[, the Additional Servicing Fee] and the Supplemental Servicing Fee.

(b) Notwithstanding the above, the AFLT Indenture Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint, or petition a court of competent jurisdiction to appoint, a successor (i) having a net worth of not less than $100,000,000, (ii) having a long-term unsecured debt rating that falls within an investment grade category by the applicable Rating Agencies, or is otherwise acceptable to the applicable Rating Agencies and (iii) whose regular business includes the servicing of automotive receivables, as the successor to the Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer under this Agreement. In connection with such appointment and assumption, the AFLT Indenture Trustee may make such arrangements for the compensation of such successor out of payments on Lease Assets as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the Servicer under this Agreement. The AFLT Indenture Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(c) Costs associated with the resignation of the Servicer and the appointment of a successor Servicer will be distributed by the AFLT Indenture Trustee from amounts in the AFL Trust Estate as provided by Section 3.03 of this Agreement.

SECTION 6.04 Notification to Further Holders and Rating Agencies. Upon any termination of, or appointment of a successor to, the Servicer pursuant to this Article VI, the AFLT Indenture Trustee shall give prompt written notice thereof to the Further Holders and COL II LLC, who promptly shall provide such notice to the Rating Agencies (if any Rated Notes are outstanding). The AFLT Indenture Trustee shall not be deemed to have knowledge of any Servicer Default unless the AFLT Indenture Trustee has received notice of such event or circumstance from the Servicer in an Officer’s Certificate or from the Secured Noteholders or, unless a Responsible Officer of the AFLT Indenture Trustee with knowledge hereof and familiarity herewith has actual knowledge of such event or circumstance. If the Servicer obtains knowledge that any Servicer Default has occurred, the Servicer shall promptly deliver notice of such event to the AFLT Indenture Trustee, which notice shall set forth in reasonable detail the nature of the facts surrounding such event.

SECTION 6.05 Waiver of Past Servicer Defaults. The Secured Noteholders may waive any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Servicer Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

SECTION 6.06 Repayment of Outstanding Advances. If the identity of the Servicer shall change, the predecessor Servicer shall be entitled to receive, to the same extent as if it were still the Servicer hereunder pursuant to Article III, to the extent of available funds, reimbursement for all Outstanding Advances that were made by such predecessor Servicer and have not been repaid.

ARTICLE VII

OPTIONAL PURCHASE; TERMINATION

SECTION 7.01 Optional Purchase of All Lease Assets. The Servicer shall have the option to purchase all but not less than all of the Lease Assets on any Distribution Date on which the Aggregate ABS Value of the Lease Assets is less than or equal to 10% of the Aggregate Initial ABS Value of such Lease Assets (such date, the “Optional Purchase Date”). To exercise such option, the Servicer shall (A) furnish to the Secured Noteholders, the VAULT Trustee and the AFLT Indenture Trustee notice of its intention to exercise such option and of the Optional Purchase Date (such notice to be furnished not later than five Business Days prior to such Optional Purchase Date) and (B) deposit in the AFLT Collection Account on such Optional Purchase Date an amount equal to the sum of (i) the Aggregate ABS Value of the Lease Assets

on the Optional Purchase Date (prior to giving effect to any distributions on such date), and (ii) the CARAT Collection Account Shortfall Amount on such Distribution Date, if any (such amount, the “Optional Purchase Price”). Upon the making of such deposit in the AFLT Collection Account, the Secured Notes shall be deemed satisfied and discharged, and the AFLT Certificateholder shall succeed to all interests in and to the AFL Trust Estate (including the Reserve Account).

SECTION 7.02 Termination of Agreement. This Agreement shall, except as otherwise provided herein, terminate upon the earliest of: (a) the termination of AFLT pursuant to Article VII of the Declaration of Trust; (b) the discharge of the Servicer in accordance with the terms hereof; or (c) the mutual written consent of the parties hereto; provided, however, that this Agreement shall not be terminated unless all principal and interest on the Secured Notes have been paid in full. Upon termination of this Agreement, the Servicer shall pay over to AFLT, or any other Person entitled thereto, all monies held by the Servicer on behalf of AFLT pursuant to this Agreement.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

SECTION 8.01 Amendment.

(a) This Agreement may be amended by the Servicer and AFLT with the consent of the AFLT Indenture Trustee, if such amendment materially and adversely affects the rights of the AFLT Indenture Trustee, and with the consent of the AFLT Owner Trustee, if such amendment materially and adversely affects the rights of the AFLT Owner Trustee, but without the consent of the AFLT Certificateholder or any of the Secured Noteholders (i) to cure any ambiguity, (ii) to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision of this Agreement or in any other Transaction Document, (iii) to add or supplement any credit enhancement for the benefit of the Secured Noteholders, (iv) to add to the covenants, restrictions or obligations of the Servicer, the AFLT Owner Trustee or (v) to add, change or eliminate any other provision of this Agreement in any manner that shall not adversely affect in any material respect the interests of the Secured Noteholders or the AFLT Certificateholder.

(b) This Agreement may also be amended from time to time by the Servicer and AFLT, and if such amendment materially and adversely affects the rights of the AFLT Indenture Trustee, with the consent of the AFLT Indenture Trustee, and if such amendment materially and adversely affects the rights of the AFLT Owner Trustee, with the consent of the AFLT Owner Trustee, with the consent of the holders of a majority of the then outstanding principal amount of the Secured Notes (or with the consent of the AFLT Indenture Trustee, so long as the AFLT Indenture Trustee is the holder of the Secured Notes) and, if any Person other than COL II LLC or an Affiliate of COL II LLC holds any AFLT Certificates, the consent of the AFLT Certificateholders whose AFLT Certificates evidence not less than a majority of the Voting Interests as of the close of the preceding Distribution Date, which consent, whether given pursuant to this Section 8.01(b) or pursuant to any other provision herein, shall be conclusive and binding on such Persons and on all future holders of AFLT Certificates and Secured Notes for the purpose of adding any provisions to this Agreement or changing in any manner or eliminating any of the provisions of this Agreement, or of modifying in any manner the rights of the AFLT Certificateholder or the Secured Noteholders; provided, however, that no such amendment shall:

(i) change the due date of any instalment of principal of or interest on the Secured Notes, or reduce the principal amount thereof, the interest rate applicable thereto, or the Redemption Price with respect thereto, change any place of payment where, or the coin or currency in which, any Secured Note or any distribution thereon is payable, or impair the right to institute suit as provided in Article V of the AFLT Indenture for the enforcement of the provisions of the AFLT Indenture requiring the application of funds available therefor to the payment of any such amount due on the Secured Notes on or after the respective due dates therefor (or, in the case of redemption, on or after the Redemption Date), or

(ii) reduce the percentage in this Section 8.01 required to consent to any action or amendment, without the consent of all of the holders of the Secured Notes then outstanding.

(c) If any Rated Notes are outstanding, prior to the execution of any such amendment or consent pursuant to Section 8.01(a) or (b), the Servicer shall furnish written notice of the substance of such amendment or consent to COL II LLC, who promptly shall provide such notice to the Rating Agencies.

(d) Promptly after the execution of any amendment or consent pursuant to Section 8.01(a) or (b), the AFLT Indenture Trustee shall furnish a copy of such amendment or consent to each Secured Noteholder and the AFLT Certificateholder.

(e) It shall not be necessary for the consent of the Secured Noteholders or the AFLT Certificateholder pursuant to Section 8.01(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents (and any other consents of the Secured Noteholders or the AFLT Certificateholder provided for in this Agreement) and of evidencing the authorization of the execution thereof by the Secured Noteholders and the AFLT Certificateholder shall be subject to such reasonable requirements as the AFLT Indenture Trustee or the AFLT Owner Trustee may prescribe, including the establishment of record dates.

(f) Prior to the execution of any amendment to this Agreement, the AFLT Indenture Trustee and the AFLT Owner Trustee shall be entitled to receive and conclusively rely upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Section 8.01. The AFLT Indenture Trustee and the AFLT Owner Trustee, may, but shall not be obligated to, enter into any such amendment which affects such trustee’s own rights, duties or immunities under this Agreement or otherwise.

SECTION 8.02 Protection of Title to AFLT.

(a) The Servicer shall maintain accounts and records as to the Lease Assets accurately and in sufficient detail to permit the reader thereof to know at any time the status of the Lease Assets, including payments and recoveries on (or with respect to) each Lease and the amounts deposited in the AFLT Collection Account, the Reserve Account and the Payment Ahead Servicing Account, and any Payments Ahead held by the Servicer in respect of each Lease.

(b) The Servicer shall maintain its computer systems so that the Servicer’s master computer records (including any back-up archives) that refer to any Lease Assets indicate clearly that the Lease and related Leased Vehicle included in such Lease Asset is owned by AFLT. Indication of AFLT’s ownership of a Lease Asset shall be deleted from or modified on the Servicer’s computer systems when, and only when, in the case of a Lease, the Lease has been paid in full or purchased by the Servicer and, in the case of a Leased Vehicle, when, and only when, such Leased Vehicle is no longer owned by AFLT.

(c) If at any time the Servicer proposes to sell, grant a security interest in, or otherwise transfer any interest in automotive leases to any prospective purchaser, lender or other transferee, the Servicer shall give to such prospective purchaser, lender or other transferee computer tapes, records or print-outs (including any restored from back-up archives) that, if they refer in any manner whatsoever to any Lease Asset, indicate clearly that the Lease and related Leased Vehicle included in such Lease Asset is owned by AFLT unless such Lease Asset has been paid in full or repurchased by the Seller or purchased by the Servicer.

(d) Neither the Servicer nor AFLT shall at any time hold legal title to any Leased Vehicles. As long as AFLT shall own Lease Assets, legal title to the related Leased Vehicles shall remain with VAULT, as nominee for AFLT.

SECTION 8.03 Notices. All demands, notices and communications upon or to Ally Financial, the Servicer, COL II LLC, the Rating Agencies, the Depositor, the Issuing Entity, AFLT, the AFLT Indenture Trustee or the AFLT Owner Trustee on behalf of AFLT under this Agreement shall be delivered as specified in Part III of Appendix A to the Trust Sale and Administration Agreement.

SECTION 8.04 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF OR OF ANY OTHER JURISDICTION OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 8.05 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement is for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

SECTION 8.06 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon and enforceable by the parties hereto, and to the extent expressly provided herein, the AFLT Indenture Trustee, the AFLT Owner Trustee, the AFLT Certificateholder, the Secured Noteholders, AFLT and their respective successors and permitted assigns. Except as otherwise provided in this Section 8.06, no other Person shall have any right or obligation hereunder.

SECTION 8.07 Headings. The headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.

SECTION 8.08 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto, and all such provisions shall inure to the benefit of AFLT.

SECTION 8.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one and the same instrument.

SECTION 8.10 Rights Cumulative. All rights and remedies from time to time conferred upon or reserved to AFLT, the AFLT Owner Trustee, and the AFLT Indenture Trustee on behalf of AFLT, the Further Holders or the Servicer or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy may be exercised from time to time and as often as deemed expedient.

SECTION 8.11 Further Assurances. Each party will do such acts, and execute and deliver to any other party such additional documents or instruments as may be reasonably requested in order to effect the purposes of this Agreement and to better assure and confirm unto the requesting party its rights, powers and remedies hereunder.

SECTION 8.12 No Waiver. No waiver by any party hereto of any one or more defaults by any other party or parties in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

SECTION 8.13 Series Liabilities. It is expressly understood and agreed by the Servicer, all persons claiming through the Servicer, the AFLT Certificateholder and each Secured Noteholder that Series 20    -SN   is a separate series of AFLT as provided in Section 3806(b)(2) of the Statutory Trust Act. As such, separate and distinct records shall be maintained for Lease Assets and the Trust Assets associated with the Lease Assets shall be held and accounted for separately from the other assets of AFLT or any other Series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Lease Assets, including the Secured Notes, shall be enforceable against the Lease Assets only, and not against AFLT generally or the assets securing any other Series of secured notes or the Residual Trust Assets.

SECTION 8.14 No Bankruptcy Petition. Notwithstanding any prior termination of this Agreement, the Servicer hereby covenants and agrees that prior to the date which is one year and one day after (x) the payment in full of all Secured Notes related to each Series beneficially owned by AFLT and (y) the termination of the Declaration of Trust of AFLT, it shall not acquiesce, petition or otherwise invoke or cause AFLT to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against AFLT under any federal or State bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of AFLT or any substantial part of its property, or ordering the winding up or liquidation of the affairs of AFLT. This Section 8.14 shall survive the termination of this Agreement and the resignation or removal of the Servicer under this Agreement.

SECTION 8.15 Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Deutsche Bank Trust Company Delaware, not individually or personally but solely as owner trustee of AFLT, (b) each of the representations, undertakings and agreements herein made on the part of AFLT is made and intended not as personal representations, undertakings and agreements by Deutsche Bank Trust Company Delaware but is made and intended for the purpose of binding only AFLT, and (c) under no circumstances shall Deutsche Bank Trust Company Delaware be personally liable for the payment of any indebtedness or expenses of AFLT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by AFLT under this Agreement or the other AFLT Transaction Documents.

SECTION 8.16 Assignment; Merger and Consolidation of the Servicer.

Any corporation, limited liability company or other entity (i) into which the Servicer may be merged or consolidated, (ii) resulting from any merger or consolidation to which the Servicer shall be a party, (iii) succeeding to the business of the Servicer, or (iv) 25% or more of the voting stock (or, if not a corporation, other voting interests) of which is owned directly or indirectly by General Motors or Ally Financial and which is otherwise servicing the Seller’s receivables or lease assets, which corporation, limited liability company, or entity in any of the foregoing cases executes an agreement of assumption to perform every obligation of the Servicer under this Agreement and the other Transaction Documents, shall be the successor to the Servicer under this Agreement without the execution or filing of any document or any further act on the part of any of the parties to this Agreement. The Servicer shall provide notice of any merger, consolidation or succession pursuant to this Section 8.16 to the Rating Agencies. In the event that a party becomes the Servicer pursuant to this Section 8.16, such party shall become the Custodian and shall agree to perform every obligation of the Custodian under this Agreement.

SECTION 8.17 Information to Be Provided by the AFLT Indenture Trustee.

(a) The AFLT Indenture Trustee agrees to cooperate in good faith with any reasonable request by the Servicer for information regarding the AFLT Indenture Trustee which is required in order to enable the Servicer to comply with the provisions of Items 1104(e), 1121(c), 1117, 1119 and 1122 of Regulation AB and Rule 15Ga-1 under the Exchange Act as it relates to the AFLT Indenture Trustee or to the AFLT Indenture Trustee’s obligations under this Agreement and the AFLT Indenture; provided that with respect to Rule 15Ga-1, and Items 1121(c) and 1104(e), and the AFLT Indenture Trustee shall not be deemed a “securitizer” under Regulation AB or under the Exchange Act.

(b) Except to the extent disclosed by the AFLT Indenture Trustee in subsection (c) or (d) below, the AFLT Indenture Trustee shall be deemed to have represented to the Servicer on the first day of each Monthly Period with respect to the prior Monthly Period that to the best of its knowledge there were no legal or governmental proceedings pending (or known to be contemplated) against [                    ] or any property of [                    ] that would be material to any Secured Noteholder.

(c) The AFLT Indenture Trustee shall, as promptly as practicable following notice to or discovery by the AFLT Indenture Trustee of any changes to any information regarding the AFLT Indenture Trustee as is required for the purpose of compliance with Item 1117 of Regulation AB, provide to the Servicer, in writing, such updated information.

(d) The AFLT Indenture Trustee shall deliver to the Servicer on or before March 15 of each year, beginning with March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day), a certificate of a representative of the AFLT Indenture Trustee with respect to the immediately preceding calendar year certifying, on behalf of the AFLT Indenture Trustee, that except to the extent otherwise disclosed in writing to the Seller, to the best of his or her knowledge there were no legal or governmental proceedings pending (or known to be contemplated) against [                    ] or any property of [                    ] that would be material to any Secured Noteholder.

(e) The AFLT Indenture Trustee shall deliver to the Servicer on or before March 15 of each year, beginning with March 15, 20    (or, if such day is not a Business Day, the next succeeding Business Day) a certificate of a representative of the AFLT Indenture Trustee with respect to the immediately preceding calendar year providing to the Servicer such information regarding the AFLT Indenture Trustee as is required for the purpose of compliance with Item 1119 of Regulation AB. Such information shall include, at a minimum a description of any affiliation between the AFLT Indenture Trustee and any of the following parties to this securitization transaction, as such parties are identified to the AFLT Indenture Trustee by the Servicer in writing in advance of this securitization transaction:

(i) the Depositor;

(ii) Ally Financial, as sponsor;

(iii) the Issuing Entity;

(iv) the Servicer;

(v) the AFLT Owner Trustee;

(vi) the Administrator;

(vii) COL II LLC;

(viii) AFLT;

(ix) the Swap Counterparty;

(x) the CARAT Indenture Trustee; and

(xi) any other material transaction party.

(f) In connection with the parties listed in clauses (i) through (xi) above, the AFLT Indenture Trustee shall include a description of whether there is, and if so, the general character of, any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party, apart from this securitization transaction, that currently exists or that existed during the past two calendar years immediately preceding the date of such report and that is material to an investor’s understanding of the asset backed securities issued in this securitization transaction.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

ALLY FINANCIAL LEASE TRUST

By:	DEUTSCHE BANK TRUST COMPANY DELAWARE,
not in its individual capacity but solely as AFLT Owner Trustee

By:
Name:
Title:

By:
Name:
Title:

ALLY FINANCIAL INC., as Servicer and Custodian

By:
Name:
Title:

(Servicing Agreement)

Acknowledged, Accepted, and, with respect to

Sections 3.03, 6.03, 8.01(d) and 8.13, Agreed to by:

[                    ],

not in its individual capacity but solely as

AFLT Indenture Trustee

By:
Name:
Title:

(Servicing Agreement)